Exhibit 99.1

2320 NW 66TH COURT GAINESVILLE, FL 32653 352-377-1140 FAX 352-378-2617

News Release

FOR IMMEDIATE RELEASE

Exactech Updates First Quarter Guidance

Gainesville, FL, April 4, 2005 — Exactech, Inc. (Nasdaq: EXAC) said today that earnings for the first quarter of 2005 will be below original estimates and likely will be in the range of $.10 - $.12 diluted earnings per share. The company also said that revenue for the quarter, which ended March 31, 2005, will be near the low end of estimates the company provided previously. Exactech’s first quarter earnings release has been scheduled for late afternoon on April 27 with a 10:00 a.m. EDT conference call on April 28.

Exactech CEO Dr. William Petty said, “While we have not yet completed the full financial reports for the quarter, it is certain our earnings will be below our estimates for the quarter and that our revenue will be in the lower end of the range of guidance we provided earlier. There are a number of factors that have contributed to these results including lower than expected revenue associated with supply chain issues that we are working to resolve and lower gross margins than were originally planned. We will have more to say on these matters in our earnings release and on the conference call.”

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America.

An investment profile on Exactech may be found on the website http://www.hawkassociates.com/exactech/profile.htm.

Additional information about Exactech, Inc. can be found on the website http://www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website http://www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140, or Frank Hawkins or Julie Marshall, Hawk Associates, Inc., at (305) 852-2383, e-mail: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third-party manufacturers to produce components on a basis that is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.